EXHIBIT 4.110
English Translation of Original Agreement

ASSET PURCHASE AND SALE AGREEMENT

between
Telvent Outsourcing, S.A.
as the Seller
AND
Simosa I.T., S.A.
as the Buyer
Madrid, 1 February 2010

TABLE OF CONTENTS

Clause		Page
1	CONTENTS, DEFINITIONS AND INTERPRETATION	4

2	PURCHASE AND SALE OF THE BRANCH OF ACTIVITY TRANSFERRED	4

3	ASSIGNMENT OF TRANSFERRED AGREEMENTS	7

4	EXECUTION AND CLOSING	8

5	PRICE AND MEANS OF PAYMENT	9

6	PERSONNEL / EMPLOYEES	10

7	SELLER’S STATEMENTS AND GUARANTIES	12

8	BUYER’S STATEMENTS AND GUARANTIES	17

9	LIABILITY AND OBLIGATION OF COMPENSATION	17

10	CLAIMS PROCEDURE	18

11	TERMINATION	20

12	CONFIDENTIALITY	20

13	COSTS, TAXES AND PAYMENTS	21

14	GOVERNING LAW AND ARBITRATION	22

15	NOTICES	22

16	GENERAL PROVISIONS AND OTHER AGREEMENTS	22

This Asset Purchase and Sale Agreement (hereinafter the “Agreement”) is entered into in Madrid this first day of February 2010 (hereinafter the “Execution Date”) BY AND BETWEEN:
Telvent Outsourcing, S.A., an existing company validly incorporated in accordance with Spanish Law, with registered address at Calle Tamarguillo 29 — Accesoria, Seville 41 — Seville and duly registered at the Seville Companies Registry in Volume 2062, Folio 213, Sheet SE—20857, holder of Tax Identification Number [***] (hereinafter “TO” or the “Seller”) and duly represented by Mr. Raúl Infante and Mr. José Ignacio del Barrio Gómez;
AND:
Simosa I.T., an existing company validly incorporated in accordance with Spanish Law, with registered address at Avenida de Buhaira 2, Seville, and duly registered at the Seville Companies Registry in Volume 5,169, Folio 10, Sheet SE-84,614 holder of Tax Identification Number [***] (hereinafter “Simosa” or the “Buyer”) and duly represented by Mr. Miguel Ángel Jiménez-Velasco Mazarío and Mr. Luis Fernández Mateo.
(Hereinafter the Buyer and the Seller shall be individually referred to as the “Party” and jointly as the “Parties”).
RECITALS
(A)	WHEREAS, The Seller holds legal title to a business consisting of the provision of IT, telecommunications and electronic services under any modality of contracting (hereinafter the “Business”), composed of, among others, employees, tangible and intangible assets and moveable property (including equipment, tools, furniture, an inventory comprised of servers, computer and communications applications and programs, Hardware, Software, Intellectual and Industrial Property Rights and goodwill), (hereinafter the “Transferred Assets”), all of which constitute the set of assets needed to operate the business and an independent branch of activity belonging to the Seller as set forth in Article 7.1 of Spanish Law on VAT (hereinafter the “Branch of Activity Transferred”). Certain assets owned by the Seller as part of the Business shall remain under the Seller’s ownership without being subject to the transfer to the Buyer (hereinafter the “Excluded Assets”).

(B)	WHEREAS, the Branch of Activity Transferred shall likewise include all the share capital of the company TELVENT IMPLANTACIÓN DE SISTEMAS, S.L., with Tax Identification Number [***] registered address in Alcobendas in the province of Madrid at Calle Valgrande 6 and duly registered at the Madrid Companies Registry in Volume 26,144, Folio 168, Sheet M-471,222, Entry P, whose share capital amounting to 3,006 euros is represented by 1,000 shares having a par value of 3.006 euros each and numbered sequentially from 1 to 1,000 both inclusive (hereinafter “TIS”). TIS is a special purpose company whose sole activity consists of consulting, providing business and strategic technical assistance and commercializing information technology solutions and products, thus serving as a vehicle for the performance of the activities carried out by TO in accordance with its corporate purpose and it therefore forms part of the Business assigned to the Branch of Activity Transferred.

(C)	WHEREAS, the Buyer is a subsidiary of ABENGOA, S.A., which in turn holds an indirect stake in the share capital of the Seller through its 40% shareholding in its single shareholder, Telvent GIT, S.A.

(D)	WHEREAS, given that the Seller currently provides the aforementioned services to ABENGOA, S.A., the Buyer and the Seller have held negotiations with a view to carrying out the acquisition by Simosa of the Branch of Activity Transferred (hereinafter the “Transaction”), so that the provision of intra-group services performed by TO for ABENGOA, S.A. remains fully within its subsidiary Simosa once the Transaction is performed.

(E)	WHEREAS, the Parties have the intention that the effects of the assignment and transfer of the Branch of Activity Transferred, and of the agreements and the intellectual and industrial property transferred (hereinafter respectively the “Transferred Agreements” and the “Intellectual and Industrial Property Transferred”) (all of them, hereinafter the “Additional Agreements”) shall come into effect as of the first day of January 2010 (hereinafter the “Effective Date”). Without prejudice to the foregoing and at a time subsequent to the execution of this Agreement and, in any event, not later than the date set forth in Clause 4.1 contained herein, the Seller and the Buyer shall proceed to make this Purchase and Sale Agreement of the Branch of Activity Transferred public (hereinafter the “Deed of Purchase”).
Pursuant to the foregoing, the Seller wishes to sell and the Buyer wishes to purchase the Branch of Activity Transferred free of any type of charges and encumbrances pursuant to the terms and conditions set forth herein and on the basis of the Statements and Guaranties.
TERMS AND CONDITIONS
1 CONTENTS, DEFINITIONS AND INTERPRETATION
1.1 Contents
This Agreement is comprised of the following Attachments and documents attached hereto, all of which form an integral part of the Agreement:
1.2 Attachments
This Agreement includes the following Attachments:
Attachment 1 Definitions
Attachment 2 Elements Comprising the Branch of Activity Transferred1
Attachment 3 Transferred Agreements and Industrial and Intellectual Property Transferred*
Attachment 4 Excluded Assets and Associated Obligations*
Attachment 5 Accounts*
Attachment 6 Subrogated Employees*
Attachment 7 Disclosure Letter*
Attachment 8 Copy of TO’s Certificate*
On the Closing Date (as set forth in Clause 4.1), an updated version of Attachment 4 (Excluded Assets and Associated Obligations) and Attachment 5 (Accounts) shall be provided.
1.3 Definitions
In addition to the terms defined in the body of this Agreement, Attachment 1 includes a series of terms in capital letters that shall be construed in keeping with such Attachment.
2 PURCHASE AND SALE OF THE BRANCH OF ACTIVITY TRANSFERRED
2.1 Purchase and Sale
Pursuant to the terms set forth herein, the Seller sells and transfers to the Buyer full ownership over the Branch of Activity Transferred and, at the same time, the Buyer purchases and acquires full ownership over such Branch of Activity Transferred free of any kind of charges and encumbrances with effect from the Effective Date.

*	Attachments 2 through 7 of this agreement have not been filed with this agreement. Pursuant to Item601(b)(2) of Regulation S-K, such documents are immaterial to an investment decision. A copy of any of these omitted documents will be furnished to the Commission by Telvent upon the Commission’s request.

2.2 Elements Comprising the Branch of Activity Transferred
The Branch of Activity Transferred includes the Transferred Assets set forth below (and no others), all of which are described in further detail in Attachment 2:
(i)	the equipment, furniture, tools, Hardware, Software, computer and communications applications and programs, along with the elements comprising each application, including: source code, executables, libraries, technical and user documentation, test documentation, documentary archive of the applications, configuration files and any others elements needed to manage, operate and maintain the applications and other moveable property;

(ii)	the inventory of servers needed to operate the Branch of Activity Transferred in the state in which it is found on the Effective Date (hereinafter the “Inventories”);

(iii)	all administrative and official authorizations, licenses and permits corresponding to the Branch of Activity Transferred (hereinafter the “Authorizations”) that may be transferred including, among others, entries in official registries and certificates issued by quasi-administrative bodies;

(iv)	the Transferred Agreements, along with all the Seller’s rights and claims arising from the Transferred Agreements as regards Attachment 3;

(v)	the goodwill connected with the Branch of Activity Transferred consisting of the customer portfolios and associated databases and subject to the consent that may have to be obtained, the information, records and know-how described in the paragraph (ix) hereunder, as well as the Buyer’s entitlement to continue operating the Branch of Activity Transferred in its capacity as the Seller’s successor;

(vi)	the accounts receivable existing on the Effective Date corresponding to or arising from the management of the ordinary course of the Branch of Activity Transferred’s trade;

(vii)	the Subrogated Employees listed in Attachment 6;

(viii)	the Industrial and Intellectual Property Transferred shall include, among others, the trademarks, brand names, patents, inventions, industrial designs, utility models, Internet domain names and websites, as well as the data protection documents listed in Attachment 3;

(ix)	any information, records and know-how connected in any way with:
a)	the Branch of Activity Transferred;

b)	any products or services provided by the Branch of Activity Transferred;

c)	any documents, designs, specifications, data manuals or instructions referred to in paragraphs a) or b) above;

d)	the operations, management, administration or financial transactions of the Branch of Activity Transferred;

e)	the sale or advertising (marketing) of any of the products manufactured or sold or any services provided by the Branch of Activity Transferred, including all information having to do with sales and marketing; and

f)	the Subrogated Employees listed in Attachment 6; and
(x)	the shares representing all of TIS’s share capital; and
(xi)	any other assets, goods or rights pertaining to the Seller concerning, corresponding to and needed to operate the Branch of Activity Transferred and which have not been listed above in this Clause 2.2.
As regards of any assets not listed above as Transferred Assets comprising the Branch of Activity Transferred or that have not been mentioned in the Additional Agreements on the Effective Date, but which are nonetheless linked to and form part of the Branch of Activity Transferred and which do not constitute an Excluded Asset, it shall be construed that such assets have been included in the Transaction and form part of the Branch of Activity Transferred.
2.3 Excluded Assets and Associated Obligations
The elements set forth below shall be excluded from the purchase and sale governed by this Agreement:
(i)	any items listed in Attachment 4;

(ii)	any shares or stakes in companies owned by the Seller, apart from the shares representing all of TIS’s share capital;

(iii)	any assets not having an accounting inventory on the Effective Date; and

(iv)	The Seller’s accounting books, archives and records corresponding to the Excluded Assets and their Associated Obligations, along with the accounting books and records of the Branch of Activity Transferred. In as much as the information referred to in the latter cannot be easily separated from the Excluded Assets, they shall be kept by the Seller when it is obliged to do so pursuant to prevailing legislation. Nevertheless, the Seller hereby agrees that the Buyer shall be entitled to inspect and make copies of such information, as long as it is limited to the Branch of Activity Transferred and, in any event, in accordance with the confidentiality obligations set forth in Clause 12 hereunder.
2.4	Liabilities and Obligations Undertaken by the Buyer as of the Effective Date.
Pursuant to the terms set forth herein, the Buyer shall undertake, as of the Effective Date, to pay, fulfill and satisfy any obligations corresponding to the Branch of Activity Transferred (hereinafter the “Obligations Undertaken”). The Obligations Undertaken shall include the following:
(i)	all the existing liabilities and obligations connected with the Subrogated Employees in accordance with the provisions set forth in Clause 6 hereunder, as well as any concerning collective bargaining and, in more general terms, any labor-related, tax and Social Security obligations as of the Effective Data, except any due prior to the Effective Date;

(ii)	all the obligations and liabilities arising from the Transferred Agreements and from the Industrial and Intellectual Property Transferred pursuant to the provisions contained in Clause 3 hereunder, as long as they refer to or take effect after such Effective Date, except any due prior to the Effective Date;

(iii)	all the liabilities and obligations arising from or concerning the ownership of the Branch of Activity Transferred, including any tax obligations, as long as they refer to or take effect after such Effective Date, except any due prior to the Effective Date;

(iv)	all the liabilities and obligations concerning the ownership, possession, operation and use of any moveable property such as, for example and not limited to, those concerning the equipment, furniture, tools, computer and communications programs, tools and applications, Hardware, Software and other moveable property, but only in so far as they refer to or arise after the Effective Date, except any due prior to the Effective Date; and

(v)	all accounts payable concerning or incurred as a result of the operations of the Branch of Activity Transferred and the Business existing on the Effective Date.
Without prejudice to the foregoing, any third-party liabilities transferred to the Buyer on the Effective Date in accordance with this Clause, but which, by virtue of the provisions set forth in governing law should be covered by the Seller up to the Execution Date or the Closing Date, depending on the case in question, shall be paid, fulfilled and met by the Seller up to such date, without prejudice to the Seller’s right of passing on to the Buyer the total amount of such obligations and liabilities undertaken and satisfied on the Buyer’s behalf pursuant to the provisions set forth in this Clause.
Notwithstanding the foregoing, the Seller shall be held liable for any steps it may have carried out in this regard. Hence, the Buyer shall be held harmless from any Damages that may arise as a result of the Seller’s actions in the management of such obligations, which shall be the Seller’s sole liability, due to the provisions set forth in the preceding paragraph.
3 ASSIGNMENT OF TRANSFERRED AGREEMENTS
3.1	Unless set forth otherwise hereunder, the Seller shall assign and transfer to the Buyer all its rights and obligations arising from the Transferred Agreements (hereinafter the “Transferred Agreements”) listed in Attachment 3 with effect from the Effective Date. Nonetheless, nothing set forth herein shall be effective to:
(i)	require the Buyer to fulfill any due obligation, or any obligation that should have been fulfilled before or on the Effective Date; or

(ii)	make the Buyer liable for any action, breach, failure or omission committed by the Seller or on the Seller’s behalf regarding any of the Agreements Transferred before or on the Effective Date.
3.2	Should any party make any kind of payment after the Effective Date corresponding to any amount due as a result of an Agreement Transferred — whose amount corresponds to the Seller — (hereinafter the “Debtor”), or should any party allege any kind of right of compensation or file any claim as a result of any action or circumstance carried out or omitted by the Seller on or before the Effective Date, the Seller shall, within ten (10) days of becoming aware of such circumstance, give the Buyer written notice of:
a)	its full agreement with the claim filed by the Debtor, in which case the Seller shall duly credit the amount claimed within seven (7) days from such notice; or

b)	its disagreement with the claim filed by the Debtor, in which case the Seller shall duly provide the Buyer with any justifying documents that would enable the Buyer to contest the Debtor’s claim. Should the Buyer not be in agreement with such documents, the Parties shall negotiate in good faith during a period of ten (10) days counting from the date of notice in order to determine whether the Debtor’s claim is legitimate and, should this be the case, to agree upon the amount to be paid by the Seller to the Buyer. Should the Parties fail to reach an agreement during the period of time set forth above, the dispute shall be resolved pursuant to the provisions contained in Clause 14 hereunder.
The Seller failing to give notice in accordance with the terms set forth above shall be construed as a total rejection of the Debtor’s claim and, in such a case, the provision set forth in this paragraph b) shall apply.
3.3	In the case of any Transferred Agreements that require a third-party’s consent or notice for their assignment and such consent or notice has not come about on the Effective Date, the assignment shall take place on the date which such consent or notice does actually comes about. As long as such consent or notice, as appropriate, is not received the Parties hereby agree that the Seller shall continue to be held liable before such third party by virtue of the corresponding Transferred

Agreements in its capacity as the Buyer’s agent and during such period:
(i)	the Seller shall make all reasonable efforts with the Buyer’s collaboration to attempt to achieve the Transferred Agreements’ assignment and transfer as soon as possible;

(ii)	the Buyer shall fulfill all the obligations corresponding to Seller by virtue of the Transferred Agreements; and

(iii)	the Seller shall give notice of and hand over to the Buyer any amounts effectively received by virtue of the Transferred Agreements immediately after being paid. Should the Seller be obliged to take action by virtue of any of the Transferred Agreements during the interim period running up to the Closing Date (as set forth in Clause 4.1), it shall refrain from proceeding with such actions without obtaining prior specific written instructions from the Buyer in this regard.
3.4	Should the relevant third-party consent not be obtained within two (2) months of the Effective Date or should it be denied as regards any specific Transferred Agreement, the Seller and the Buyer shall negotiate in good faith to reach a reasonable agreement that would enable the Buyer to obtain the benefits arising from such Transferred Agreement. Should the Parties be unable to reach an agreement concerning any specific Transferred Agreements, the Buyer may require the Seller to give the counter-party notice of such Transferred Agreement’s termination in due time and form. Should the Buyer require the Seller to terminate a Transferred Agreement, the Buyer and the Seller shall equally cover any claim, cost, demand, fine, liability or expense or any other liability whatsoever arising from such termination or take on the costs of such Transferred Agreement.
4 EXECUTION AND CLOSING
4.1	Execution Date, Effective Date and Closing Date.
This Agreement shall be executed on the Execution Date. However, the obligations set forth herein shall take full effect as from the Effective Date.
Irrespective of the foregoing, the Parties hereby undertake to publicly record this Agreement in a public deed before a Notary Public no later than February 28, 2010 (the date on which this Agreement is recorded in a public deed before a Notary Public shall hereinafter be referred to as the “Closing Date”).
4.2 Actions on the Execution Date to be Done by the Seller
(i)	The Seller shall submit sufficient proof that it has given notice to or requested the consent of each of the third parties that are a party to the Transferred Agreements or, without being so, which must be informed for their prior authorization for the purposes of the Transaction’s execution;

(ii)	The Seller shall submit sufficient proof that it has sent the mandatory fifteen day’s (15) notice prior to the Closing Date to Subrogated Employees informing them of their assignment to the Buyer and of the purchase and sale of the Branch of Activity Transferred pursuant to the provisions set forth in Article 44 of the Workers’ Statute (Estatuto de los Trabajadores); and

(iii)	The Seller shall provide the Buyer with a certificate of the resolutions taken by the single shareholder of TO (Telvent GIT, S.A.) authorizing the purchase and sale of the Branch of Activity Transferred in accordance with the model attached hereto as Attachment 8 of this Agreement.
4.3 Execution Procedure
On the Execution Date, the following actions shall take place in the order set forth below:

(i)	the Parties shall execute this Purchase and Sale Agreement on the Branch of Activity, as well as on the assignment of the Additional Agreements;

(ii)	the Seller shall hand over to the Buyer any certificates and documents regarding its liability pursuant to the provisions set forth in Clause 4.2 contained herein;

(iii)	the Seller shall hand over the Branch of Activity Transferred to the Buyer, transferring ownership and possession thereof with effect from the Effective Date.
4.4 Actions after the Execution Date
Subsequent to the Execution Date, the following actions shall take place in the order set forth below:
(i)	The Buyer shall perform any actions that may be necessary in accordance with the provisions set forth in Article 44 of the Workers’ Statute to transfer each of the Subrogated Employees and proceed to register them with the Social Security in the name of the Buyer. The Seller shall cooperate with the Buyer regarding any actions that may be necessary for such purposes.
(ii)	After the Effective Date, both Parties hereby undertake to cooperate regarding the Buyer filing any Tax Returns concerning the period prior to the Effective Date, the Execution Date or the Closing Date, as appropriate, pursuant to the legislation that may apply.
4.5	Actions on the Closing Date.
On the Closing Date, the following actions shall take place in the order set forth below.
(i)	The Parties shall execute a public deed concerning this Purchase and Sale Agreement as well as a public deed concerning the assignment of the Additional Agreements before a Notary Public of Madrid, irrespective of the fact that the effects thereof shall have taken effect as from the Effective Date.

(ii)	The Buyer shall pay the Seller, as set forth in Clause 5 hereunder.
5 PRICE AND MEANS OF PAYMENT
5.1 Purchase Price
The Purchase Price for the Branch of Activity Transferred shall be FOUR MILLION EUROS (€4,000,000).
Without prejudice to the foregoing, the Purchase Price shall be adjusted by the amount of any Damages suffered between the Effective Date and the Closing Date under the terms set forth for these purposes in Clauses 7, 9 and 10 of the this Agreement.
5.2 Payment of the Purchase Price
5.2.1	The Purchase Price shall be paid by the Buyer prior to or on the Closing Date. Payment shall be made by means of a banker’s draft in the name of the Seller (if payment is made on the Closing Date) or through bank wire transfers (if payment is made prior to the Closing Date), unless the Parties agree to any other means of payment.
5.3 Allocation of the Purchase Price
The Purchase Price shall be allocated to each of the Transferred Assets that comprise the Branch of Activity which are detailed in Attachment 2 according to their net book value appraised in accordance with the Balance Sheet at Year-End, including goodwill, whose value shall be set by the difference between the net book value of the rest of the Transferred Assets and the purchase price agreed upon. For the purposes of appraisal, the Seller hereby states that the Transferred Assets’ book value corresponds with the real value of each one of them, without it being necessary to declare any implicit capital gain on the basis of each one of them.

6 PERSONNEL / EMPLOYEES
6.1 Assignment of Employees Assigned to the Branch of Activity Transferred.
Without prejudice to the provisions set forth in Article 44 of the Workers’ Statute, the Buyer shall, with effect from the Effective Date, be subrogated to all the Seller’s rights and obligations arising from the employment contracts, industrial relations and Collective Bargaining Agreements of the employees assigned to the Branch of Activity Transferred. Such employees are listed in Attachment 6, which includes their name, type of contract, seniority, annual salary broken down by items, professional category, collective bargaining agreement that applies and others rights (hereinafter the “Subrogated Employees”). Nonetheless, nothing set forth herein may serve to transfer to the Buyer or may be construed as the Buyer’s acceptance of any liability, debt or other obligation of the Seller arising from any action or omission that may have taken place on or before the Effective Date as regards the Subrogated Employees. The Seller shall indemnify and hold the Buyer harmless from any costs, claims, expenses, actions, proceedings, damages or any other liabilities of any kind whatsoever that the Buyer may suffer or be obliged to incur due to:
(i)	the Seller’s breach of any obligations corresponding to it in accordance with the Workers’ Statute;
(ii)	any claim filed for or on behalf of any of the Subrogated Employees arising or resulting from their employment or the termination thereof prior to the Effective Date or on such date;
(iii)	any claim filed by any trade union, workers’ representative or group of employees or their representatives as regards any of the Subrogated Employees resulting or arising from any omission by the Seller prior to the Effective Date or on such date pursuant to its legal obligations; and
(iv)	any claim filed by any Subrogated Employee concerning the determination by the Buyer of his/her working status after the Effective Date should such claim be accepted and the Subrogated Employee in question shall be considered as a permanent employee of the Buyer and not as a temporary employee.
The Seller shall transfer to the Buyer all the information on the Subrogated Employees after the Effective Date and shall no longer be held liable for holding, processing and being responsible for such information, tasks which the Buyer shall assume. Without prejudice to the general nature of any provisions set forth in other parts of this Agreement, the Buyer shall indemnify the Seller for any loss or damages the Seller may suffer as a result of the Buyer’s breach of any regulations regarding the protection of the Subrogated Employees’ personal data after the Effective Date.
Without prejudice to the foregoing, any third-party liabilities transferred to the Buyer on the Effective Date in accordance with this Clause, but which, by virtue of the provisions set forth Article 44 of the Workers’ Statute should be covered by the Seller up to the Execution Date or the Closing Date, depending on the case in question, shall be paid, fulfilled and met by the Seller up to such date, without prejudice to the Seller’s right of passing on to the Buyer the total amount of such obligations and liabilities undertaken and satisfied on the Buyer’s behalf pursuant to the provisions set forth in this Clause.
Notwithstanding the foregoing, the Seller shall be held liable for any steps it may have carried out in this regard. Hence, the Buyer shall be held harmless from any Damages that may arise as a result of the Seller’s actions in the management of such obligations, which shall be the Seller’s sole liability, due to the provisions set forth in the preceding paragraph.
6.2 Registration Obligations
The Seller and the Buyer shall collaborate so that the Social Security records corresponding to each of the Subrogated Employees are modified on the Closing Date and in any event no later than the first Business Day following the Closing Date, so that they are duly registered with the Buyer’s contribution code.
6.3 Obligations Due, Pro-rata and Reimbursement
6.3.1	Any wages, salaries and Social Security obligations arising from the different employment relationships established with the Subrogated Employees, in particular any contributions due to the Social Security, up to the Effective Date shall be incurred by the Seller. Such obligations shall be incurred by the Buyer as of the Effective Date.
6.3.2	Should any amounts have been accrued (which nonetheless have become due) in favor of the Subrogated Employees for salaries, bonuses or vacations and any other rights and supplements that may have been due to the Subrogated Employees up to the Effective Date (inclusive), the Buyer shall pay such amounts on their due date and shall proceed to require the Seller for the proportional reimbursement thereof for any part corresponding to the period prior to the Effective Date. The Seller shall then proceed to reimburse such amount within ten (10) days from the date on which it receives the relevant invoice issued by the Buyer. The foregoing shall not apply to any entitlement to compensation for dismissal or similar of the Subrogated Employees should their working relationship be terminated by the Buyer after the Closing Date. In such cases, the Buyer shall be obliged to make any payments in full.
6.3.3	Similarly, as regards any payments to the Social Security and given that the Subrogated Employees shall not be registered at the Social Security until the Closing Date in the way set forth in the Clause 6.2 above, the Buyer shall reimburse the Seller for any amounts in excess paid by the Seller corresponding to the period after the Effective Date. The Buyer shall then proceed to reimburse such amount within ten (10) days from the date on which it receives the relevant invoice issued by the Seller.

7 SELLER’S STATEMENTS AND GUARANTIES
Subject to the terms and conditions contained herein and, more specifically, those set forth in Clause 9, the Seller hereby makes the following Statements and Guaranties (hereinafter the “Statements and Guaranties”) to the Buyer with effect from the Effective Date. The Seller hereby states and guaranties that each of the Statements and Guaranties set forth in this Clause 7 is true, accurate and not susceptible of leading to error, apart from the disclosures contained in Attachment 7 (hereinafter the “Disclosure Letter”).
7.1 Legal Capacity and Legal Personality of the Seller
7.1.1.	The Seller is an existing company duly incorporated in accordance with Spanish Law and has the necessary legal capacity to hold legal title to the Transferred Assets that comprise the Branch of Activity Transferred and to operate its Business in the way it has been doing in the past.

7.1.2.	The Seller is the sole legitimate owner of the Transferred Assets and holds full powers to sell and transfer the Transferred Assets to the Buyer.

7.1.3.	The Seller has obtained and duly observed all the corporate resolutions, authorizations, procedures and requirements necessary to enter into this Agreement, so that this Agreement is executed in keeping with all the requirements that apply to give rise to the Seller’s legitimate, valid and binding obligations pursuant to all the terms and conditions contained herein.

7.1.4.	The Seller is not subject to any kind of legal constraint that could impede this Agreement’s execution and performance. The Seller does not require any kind of authorization, approval, license, permit, registration, declaration or exemption by any government, public body or public authority regarding the execution and performance this Agreement apart from what has been set forth herein.
7.2 Transferred Assets
7.2.1.	The Seller holds valid legal title susceptible to transfer over the Transferred Assets, which are free from any charges and encumbrances, prohibitions of availability, lessees, occupants and third-party rights of any kind whatsoever.

7.2.2.	Any Transferred Assets susceptible to registration are duly registered in the Seller’s name at the relevant public registries.

7.2.3.	The Transferred Assets include all the moveable property that have been used to operate the Business in the way it has been operated up to the Effective Date including, but not limited to, the equipment, furniture, tools, computer and communication applications and programs, Hardware, Software and other moveable property. The Transferred Assets are in good working order and well maintained, and their use is covered by the corresponding authorizations and licenses where necessary in accordance with Spanish Law.
7.3 Litigation
There are no legal, administrative, mediation or arbitration proceedings regarding either the Transferred Assets or the Business. The Seller has no knowledge of any existing fact or circumstance that, to the best of its knowledge or understanding, could give rise to any proceedings. There are no court rulings or decisions pending notice to the Seller that affect or may affect the Transferred Assets or the Business, and the Seller has not made any undertakings arising from any legal proceedings in favor of any court, government agency or regulatory agency, or in favor of an third party, that may affect the Business or the Transferred Assets.

7.4 Licenses and Authorizations
The Seller holds all the administrative permits, licenses, concessions, records and authorizations needed to use the Transferred Assets and to operate the Business pursuant to the prevailing legislation that applies. Such administrative permits, licenses, concessions, records and authorizations are valid and in effect.
7.5 Subrogated Employees
7.5.1.	Attachment 6 contains a list of the Subrogated Employees, indicating in each case their professional category, type of employment contract, seniority and all compensation items, along with the collective bargaining agreement that applies. The Seller shall cover any costs concerning any employee that may file a claim against being transferred to the Buyer as a result of the Transaction that is the subject of this Agreement.

7.5.2.	The Seller is up to date with the payment of its Social Security obligations and the payment of any kind of remuneration or compensation due to the Subrogated Employees. It has likewise fulfilled all the provisions contained in the employment contracts and in all the employment legislation and regulations that may apply, including legislation and regulations on the prevention of occupational hazards and on occupational health and safety.

7.5.3.	The Seller has not undertaken any kind of obligation as regards payments or compensation in the event of the dismissal, removal from office, retirement, incapacity or death of the Subrogated Employees, or as regards their assignment to the Buyer pursuant to the provisions contained in Article 44 of the Workers’ Statute, apart from any obligations imposed by mandatory regulations, nor has it undertaken any kind of obligation as regards pensions, life insurance, medical insurance or any other kind of social benefits in their favor.

7.5.4.	The seller has fulfilled and is currently fulfilling all aspects of the collective bargaining agreements that apply.

7.5.5.	The Seller has not initiated any negotiations on salary increases during the current year. During the last three (3) years, the Seller has not been affected by any strikes, interruptions of working activity or any other kind of industrial relations conflict, nor has it been given notice of any strike or industrial relations conflict that may affect the Subrogated Employees, the Transferred Assets or the Business.

7.5.6.	There are no labor proceedings or claims or of any other nature, nor are there any labor claims pending against the Seller or any events or circumstances that, to the Seller’s best knowledge, could give rise to any kind of labor dispute, proceedings or claim as regards the Subrogated Employees. The Seller has not undergone any labor audits or inspections by the Labor Inspectorate over the last five years, nor is it currently undergoing an audit or inspection by the Labor Inspectorate.

7.5.7.	The Seller has not made any employment or work offers in the Business which are currently in effect and whose acceptance is still pending or any that have been accepted without the job or work in question having yet to commence.

7.5.8.	None of the Subrogated Employees has resigned, applied for the indemnified termination of their employment contract or been dismissed and, to the best of its knowledge and understanding, no Subrogated Employee is specifically entitled to resign or likely to be dismissed as a result of the Parties entering into this Agreement.

7.5.9.	The Seller has complied with and continues to comply with all aspects of prevailing legislation and regulations on the processing of personal data as regards the Subrogated Employees and other people whose personal data is subject to processing for the purposes of the Business, and the Seller does not have any knowledge about any pending or suspected claims in this regard.
7.6 Taxes
7.6.1.	The Seller has duly filed all Tax Returns it is obliged or has been obliged to file pursuant to the legislation and regulations that apply and it keeps a copy of all the Tax Returns filed with the relevant registration stamp, along with the originals of all the supporting documents and books required by the tax legislation and regulations that were in force at any time corresponding to the tax years still open to inspection.

7.6.2.	All the Tax Returns filed by the Seller are truthful, accurate and complete both from a formal as well as from a material standpoint concerning compliance with the conditions required by the tax legislation and regulations that apply in order to determine its taxable profits or losses, as well as any tax credit, exemption or similar benefit that may apply or may be reimbursed. The Seller has applied tax regulations correctly as regards the attribution, allocation and classification of the income and expenses imputable to the Branch of Activity Transferred.

7.6.3.	The Seller has paid or made the relevant provision for any obligations and liabilities that may turn out to be due in accordance with the prevailing laws and legislation at any time as regards tax years still open to inspection.

7.6.4.	The Seller has not applied for the deferral or the payment in installments of any taxes.

7.6.5.	The Seller is not nor has it been involved in any dispute with the Tax Authorities concerning matters regarding its tax liability or any possible tax liabilities, and no appeals have been filed by the Seller that are still pending resolution concerning any decisions made by the Tax Authorities.

7.6.6.	The Seller has not entered into or taken part in any project or agreement that could be construed by the Tax Authorities as a breach of the regulations concerning transfer prices in Spain.

7.6.7.	The Seller has not engaged in any transactions within the statute of limitations period which would have required the consent or authorization of the Tax Authorities and whose consent or authorization (as appropriate) has been withheld.

7.6.8.	The Seller had duly responded to any notices, requests or injunctions performed by the Tax Authorities during all the tax years that are still open to inspection.
7.7 Accounts
7.7.1.	The Accounts:
(i)	have been drawn up in accordance with the Law and in keeping with the Spanish General Chart of Accounts that applied in the period to which the Accounts refer;

(ii)	correctly reflect TO’s asset and liabilities and offer a reliable and accurate image of the situation of TO’s businesses on the Date of the Accounts, as well as of TO’s profit and loss corresponding to period ending on the Date of the Accounts;

(iii)	contain suitable provisions to cover any Taxes (including deferred Taxes) as well as complete information thereof in their notes, along with TO’s existing and quantified liabilities on the Date of the Accounts pursuant to the Spanish accounting standards in force on such dates;

(iv)	are not affected by any unusual or extraordinary items that are not expressly mentioned therein as such;

(v)	have been properly filed in the form and within the deadlines in accordance with prevailing legislation; and

(vi)	The Accounts have been drawn up coherently using the criteria applied to draw up TO’s Accounts in each of the preceding three (3) tax years without making any changes to any of the accounting standards used.
7.7.2.	Since the Date of the Accounts, TO’s Business has continued reflect all its assets, liabilities, income and expenses in its financial statements, accounting books and Tax Returns in accordance with the accounting standards employed to draw up the Accounts and it has carried out its activity within the ordinary course of trade without having executed any unusual agreements or undertakings or deviated in any way from the ordinary course of its activities.
7.8 Agreements
7.8.1.	All the Transferred Agreements are valid, binding, in effect and fully susceptible of being performed under their own terms and conditions, and none of them have been amended or assigned.

7.8.2.	The Transferred Agreements: (a) have been and are being fully fulfilled by the Seller in all their significant aspects; (b) except where expressly set forth in this Agreement, do not contain any early termination or expiry clauses that would apply as a result of this Agreement’s execution; (c) do not breach or infringe any provisions set forth by the legislation or regulations that apply to them; and (d) have been entered into during the ordinary course of the Business.

7.8.3.	The Seller has not breached any of the Transferred Agreements, nor has it been given notice of any alleged breach of its obligations by the parties to such Transferred Agreements and, to the Seller’s best knowledge and understanding, there is no circumstance that could be alleged by the other parties as a breach of such Transferred Agreements.

7.8.4.	No events or circumstances have come about that, to the Seller’s best knowledge and understanding, could suppose or result in a breach or in the early termination of any of the Seller’s obligations arising from any agreements the Seller has entered into for the purposes of its Business and its Assets by virtue of the appropriate notice and/or the mere passage of time, or that may be used for the purpose of taking advantage of them.
7.9 Insurance
All of the Transferred Assets are and have always been insured in accordance with normal practice by the Seller against damages and third-party liability, and the Subrogated Employees are covered by accident and life insurance policies. The Seller has no pending claims under such insurance policies, which are valid and in effect on the Effective Date, and the Seller has complied with all their terms and conditions.
7.10 Industrial and Intellectual Property
7.10.1.	The Seller holds valid, firm and unrestricted title to the Industrial and Intellectual Property Rights, which are free from any kind of charges, encumbrances or any other rights in favor of third parties.

7.10.2.	The Industrial and Intellectual Property Rights set forth herein enable the Business to be properly operated in the manner in which it has been operated up to the Effective Date.

7.10.3.	To the Seller’s best knowledge and understanding, neither TO’s administrators nor its executives or employees are direct or indirect holders of any industrial or intellectual property rights, nor have they applied for the registration of such rights or are entitled to hold such rights in any country over any elements that: (a) are entirely or partially identical or similar to any elements protected by TO’s Industrial and Intellectual Property Rights; (b) could give rise to confusion or be associated with TO, its products or its activities; or (c) could in any other way hinder or restrict TO from freely carrying out its activities in any country.

7.10.4.	The Industrial and Intellectual Property Rights have not been breached nor do they breach any intellectual and industrial property rights belonging to third parties in Spain or in any other country, or any other kind of rights similar to intellectual and industrial property rights that are held by any individual or legal person.
7.11 Information Technology Systems
7.11.1.	The normal continuation of the Business after the Year-End such as it was carried out up to Effective Date did not require any additional Information Technology — apart from some possible new versions or more advanced developments of the information technology already employed — as regards the elements enumerated in Attachment 2.

7.11.2.	The information technologies used by TO are appropriate for its operating and business needs. Suitable procedures have been implemented to make backup copies, which are currently being followed.

7.11.3.	To the Seller’s best knowledge and understanding, there were no causes for the termination of any of the agreements, licenses or leases regarding the Information Technology used by TO in the Business on the Effective Date.

7.11.4.	TO is the owner or the licensee of the Industrial and Intellectual Property Rights needed to operate the Information Technology System and the websites.

7.11.5.	TO is equipped with procedures whose aim is to prevent unauthorized access to and the introduction of viruses into the Information Technology System. TO performs backups of Software and significant data at least once a month and stores such copies for the Business both on-site and outside its premises. The backup copies are stored in a secure site which guaranties total data recovery.

7.11.6.	Should the people responsible for performing maintenance or support services for the information technology owned by TO cease to work or be unable to provide such services, TO holds all the necessary rights, information and capacity to continue maintaining and providing support to the Information Technology System or to contract a third party to carry out such tasks.
7.12 Data Protection
7.12.1.	TO does hereby state that it fully complies with all the obligations set forth in Organic Law 15/1999 of December 13 on the Protection of Personal Data (hereinafter the “LOPD”, its Spanish abbreviation) and other complementary regulations that develop it regarding the processing of personal data, and especially with Royal Decree 1720/2007 of 21 of December approving the Regulation that develops the LOPD.

7.12.2.	TO does hereby state and guaranty that it is not involved in any penalty proceedings, nor has it been served notice of any such proceedings by the Spanish Data Protection Agency (Agencia Española de Protección de Datos) or by similar regional agencies and that it has not undergone any inspections conducted by such Agency or similar regional agencies.
7.13 The Environment
The Seller has not performed or omitted any action that breaches any kind of Environmental Legislation, nor has it been served notice of any in accordance with such legislation requiring it to carry out or omit any action.

7.14 Sole Guaranties in Accordance with this Clause’s Contents; Lack of any Other Liability
Solely the Statements and Guaranties expressly contained in this Clause 7 shall be deemed as guaranties granted by the Seller. Any other documents or information provided expressly or implicitly by the Seller to the Buyer shall not be construed as guaranties for the purposes set forth in this Agreement.
The Seller’s liability as regards carrying out the Business and/or the Branch of Activity Transferred up to the Closing shall be limited to the Statements and Guaranties set forth above. Consequently, except for what has been expressly set forth in the Statements and Guaranties above as regards the Business and/or the Branch of Activity Transferred and pursuant to the provisions set forth in Clause 9 hereunder, the Buyer shall not be entitled to claim from the Seller in connection with any other matters, disputes, claims, losses, proceedings, liabilities or any other issues under this Agreement and shall hold the Seller harmless against such matters, disputes, losses, liabilities, third-party claims and proceedings, or from any other issues.
8 BUYER’S STATEMENTS AND GUARANTIES
Subject to the terms and conditions set forth herein and more particularly to those set forth in Clause 9, the Buyer hereby states to the Seller that it has the necessary legal capacity to purchase the Branch of Activity Transferred, acquire title over the same, manage it such as it has been managed up to the Effective Date, and enter into this Agreement and carry out the legal transactions set forth herein.
9 LIABILITY AND OBLIGATION OF COMPENSATION
9.1 The Parties’ Obligation to Compensate
Subject to the exceptions and limitations set forth in this Clause 9, each of the Parties shall be obliged to compensate and hold the other Party harmless against any loss, liability, action, damages, cost or expenses, apart from any indirect damages, loss of earnings and/or loss of profit, (hereinafter the “Damages”) that the latter may suffer as a result of any error, substantial omission or inaccuracy, or any falsehood contained in the corresponding Statements and Guaranties or from any other substantial breach of the agreements or obligations set forth herein. More particularly, the Seller shall compensate and maintain the Buyer completely harmless from any liabilities, obligations, suits or claims incurred by the Seller before the Effective Date and concerning the operations of the Branch of Activity Transferred.
9.2 Limitations to the Seller’s Liability
9.2.1 Duration
The Seller shall be exonerated from any liability arising from this Clause 9:
(i)	in the event of any Claim for a breach of the Statements and Guaranties concerning Taxes, Social Security, the environment, data protection, labor issue or occupational hazard prevention once one (1) month has elapsed from the date on which the legal statute of limitations that may apply expires; and

(ii)	in the event of any another Claim for a breach of the Statements and Guaranties, once one (1) year from the Effective Date has elapsed;
except in the case of any Claims for a breach of the Statements and Guaranties of which the Buyer may have given the Seller written notice before the relevant date in question. The time limits set forth above shall take preference over and replace any other statute of limitation limits or legal expiry limits.
9.2.2 Quantitative Limitation
The Seller’s total maximum liability arising from any Claims for a breach of the Statements and

Guaranties shall not exceed the Purchase Price, apart from any liabilities arising from Taxes, Social Security, labor-related or occupational hazard prevention matters, which shall be unlimited. Consequently, the Seller shall not be obliged to compensate any Damages once the total amount of the Claims for a breach of the Statements and Guaranties paid out by the Seller to the Buyer has reached the Purchase Price, except when such Damages arise from any of the matters without limitation set forth above.
9.2.3 Other Limitations
(i)	The Seller shall not be held liable for any Claim for a breach of the Statements and Guaranties in so far as (i) such claim makes reference to any of TO’s liabilities or obligations that are specifically and fully provisioned for in the Accounts and/or (ii) such claim makes reference to any Damages that are covered by Insurance Policies and in as much as they have been effectively compensated. In this regard, the Seller shall solely be held liable for the part of the Damages that cannot be recovered by virtue of an Insurance Policy in the event of partial coverage.
(ii)	The Seller shall not be held liable for any Damages in so far as such damages may have already been subject to compensation in favor of the Buyer under any other Claim for a breach of the Statements and Guaranties. This Clause 9.2.3(ii) shall be construed in the sense that the Seller shall solely be obliged to compensate the Buyer once for the same Damages.
9.3 Exclusive Procedure to Demand Compensation
The Parties hereby agree that, as of the Effective Date, the sole remedy against any Damages caused to the Buyer shall be represented by the obligations to compensate undertaken by the Seller in accordance with this Agreement. Consequently, the Buyer shall expressly and irrevocably waive any action it may be entitled to in order to claim any certain or contingent liability against the Seller, except as expressly set forth in Clauses 7, 8 and 9 of this Agreement.
10 CLAIMS PROCEDURE
10.1 Direct Claims
Should either of the Parties (hereinafter the “Party Entitled to Compensation”) file a claim against the other Party (hereinafter the “Party Obliged to Compensate”) in accordance with the provisions set forth in Clause 9 of this Agreement, the Party Entitled to Compensation shall duly give the Party Obliged to Compensate written notice the circumstances subject to compensation (hereinafter the “Notice of Claim”) as soon as it may be reasonably possible. The Notice of Claim shall contain a summary of the facts and circumstances in so far as they may be known by the Party Entitled to Compensation, the grounds underlying the claim and the amount claimed.
Within thirty (30) days of the Notice of Claim, the Parties shall negotiate in good faith in order to determine whether the claim may be compensated under this Agreement and, if appropriate, to reach an agreement concerning the procedure and the amount of such compensation. Should the Parties fail to reach an agreement during the period of time set forth above, the dispute shall be resolved pursuant to the provisions contained in Clause 14 hereunder.
10.2 Third-Party Claims
The Party Entitled to Compensation shall immediately give notice of any notice, claim or the initiation of any proceedings by a third-party that could lead to the payment of compensation in accordance with this Agreement (hereinafter the “Proceedings”) within ten days (10) of becoming aware of the existence thereof, or should the deadline for contesting such Proceedings be shorter, it shall give the Party Obliged to Compensate notice of the Claim’s existence before half the deadline granted in such Proceedings to contest the claim has elapsed (hereinafter the “Notice of Third-Party Claim”). The Notice of Third-Party Claim, in so far as it is known by the

Party Entitled to Compensation, shall contain a description of the Proceeding’s nature, the amount of compensation sought and the reasons grounding the claim, and it shall include a copy of any relevant documents provided by the third party involved in the Proceedings. The failure to serve Notice of Claim within the deadline and in the way set forth herein shall only exonerate the Party Obliged to Compensate from any liability for such claim if such Party is able to prove that the failure to serve notice of claim has negatively and substantially affected its defense of the claim or that it has in any other way been substantially prejudiced by it.
10.2.1	Once Notice of Claim has been served, the following rules shall apply:
(i)	Except in the circumstance set forth in paragraph (ii) below, the Party Obliged to Compensate shall be responsible for the defense of the Proceedings on behalf of the Party Entitled to Compensation and shall use attorneys and other advisers that are reasonably acceptable to the Party Entitled to Compensation. The Party Obliged to Compensate shall give the Party Entitled to Compensation notice of such choice within the three (3) days subsequent to receiving Notice of Claim. For the purposes of preparing the defense, the Party Obliged to Compensate shall be given reasonable access to the archives of Party Entitled to Compensation and the latter shall grant as soon as possible any general powers of attorney for the purposes of litigation that the Party Obliged to Compensate may reasonably request.

(ii)	The Party Obliged to Compensate shall not take on the defense against the Proceedings when it is also a Party thereto and the Party Entitled to Compensation considers that the joint representation of both Parties could lead to a conflict of interests after having given written notice thereof to the Party Obliged to Compensate.

(iii)	In any event, it shall be definitively construed that the Party Obliged to Compensate shall be liable for and shall compensate the Party Entitled to Compensation for any expenses incurred in such defense by the Party Entitled to Compensation, including but not limited to expenses for legal advisors, research or any other kind of advisors.

(iv)	Once the Party Obliged to Compensate has taken on the defense of the Proceedings, the Party Entitled to Compensation shall make all reasonable efforts needed to place at the disposal of the Party Obliged to Compensate any employees whose cooperation, testimony or presence are reasonably necessary to assist the Party Obliged to Compensate in assessing and contesting the claim.

(v)	Once Party Obliged to Compensate has taken on the defense of the Proceedings: (i) it shall be definitively construed for the purposes of this Agreement that the consequences of such Proceedings shall be subject to compensation; and (ii) the Party Obliged to Compensate may not make any commitment or reach any agreement of any kind without the prior consent of the Party Entitled to Compensation and such consent may not be withheld without good reason.

(vi)	Should the Party Obliged to Compensate be unable to take on the defense in the circumstance set forth in the paragraph (ii) above, the Party Entitled to Compensation may direct and control the defense in the way it may deem suitable for the defense or its own interests and it may even reach any court or out-of-court settlements regarding the Proceedings (as long as such agreement is in good faith and does not involve a breach of obligation of the Party Entitled to Compensation to mitigate the damages, as set forth in Clause 10.2.2 hereunder).
In such a case, the Party Entitled to Compensation shall duly keep the Party Obliged to Compensate informed of the Proceedings and actions effectuated during the course of the Proceedings and it shall give notice to the Party Obliged to Compensate of any document, claim or argument the Party Entitled to Compensation may submit. The Party Obliged to

Compensate shall be entitled to submit its comments on such documents, as well as to take part in any meetings, hearings or negotiations concerning the Proceedings. In so far as it may be possible, the Party Entitled to Compensation shall take such comments into consideration. The attorney in charge of the Proceedings shall be informed to provide a copy of all the correspondence and information concerning Proceedings to both the Party Entitled to Compensation as well as to the Party Obliged to Compensate.
11 TERMINATION
11.1 Termination
The Agreement may be terminated:
(i)	by either the Buyer or the Seller should the other Party seriously and substantially breach this Agreement and such breach has not or may not be put right by the Party committing the breach; or
(ii)	by the mutual written consent of the Seller and the Buyer.
11.2 Rights in the Event of Termination
In the event of this Agreement’s termination in accordance with the provisions set forth in Clause 11.1 above, any other obligations of the Parties arising from this Agreement shall be resolved without any liability before the other on the understanding, nonetheless, that the Parties’ obligations set forth Clauses 12 (Confidentiality), 13 (Costs, Taxes and Payments), 14 (Governing Law and Jurisdiction) and 15 (Notices) shall continue after such termination. Notwithstanding the foregoing and should this Agreement be terminated as set forth in Clause 11.1 above by either of the Parties due to a breach of this Agreement by the other Party, the right of the Party terminating the Agreement to receive compensation for damages from the Party committing the breach shall continue.
12 CONFIDENTIALITY
12.1 Provisions on Confidentiality
12.1.1 Announcements
The Parties shall refrain from directly making any kind of announcement, communication or circular regarding this Agreement or do so through third parties without the other Party’s or Parties prior consent (which may not be delayed or withheld without good cause), except for any announcements aimed at the employees, customers, suppliers and agents of TO and/or of the Buyer and/or of any company forming part of the Buyer’s Group in a way that the Seller may reasonably authorize.
12.1.2 Confidentiality
Each Party shall keep any information received or obtained as a result of entering into or fulfilling this agreement strictly confidential and shall likewise ensure that each member of its Group does the same regarding:
(i)	The Agreement’s provisions or purpose.
(ii)	Negotiations concerning this Agreement or any of the documents referred to herein.
12.1.3 Exemptions as Regards Confidentiality
Either of the Parties may proceed to disclose the information that in any other circumstances shall be deemed confidential in accordance with the provisions set forth in Clause 12.1.2 above in the event of and in so far as:

(i)	Such disclosure is required by any relevant jurisdiction or for the purposes of any legal proceedings;

(ii)	The disclosure is requested by any organization holding competence over the securities market or by any regulatory authority or of a governmental nature to whose jurisdiction either of the Parties is subject, irrespective of such body’s location and whether or not the request for information is legally binding;

(iii)	The information is confidentially disclosed solely to such Party’s employees, advisors professionals, auditors and banking institutions that need to know the information due to their functions. The Parties shall be held liable for such third parties complying with their confidentiality obligation under the same terms as those set forth in this Clause 12;

(iv)	The Seller has given prior written authorization for such a disclosure (in the event of a disclosure by the Buyer) or if the Buyer has given prior written authorization for such disclosure (in the event of a disclosure by the Seller), as appropriate;

(v)	The disclosure made by the Buyer is made to a member of its Group, on the understanding, however, that the Buyer shall continue to be held fully liable before the other Party despite such disclosure in accordance with the provisions contained in this Clause 12; and

(vi)	The disclosure is necessary to allow such Party to exercise any of its rights arising from this Agreement, as long as the information disclosed by virtue of paragraphs (i) or (ii) above is disclosed after having given notice thereof to either the Seller or the Buyer, as appropriate, except where such prior notice to the other Party is not authorized by the Law.

12.1.4	Duration

The limitations set forth in this Clause 12 shall continue to be in effect during a period of two (2) years from the Closing Date.

13	COSTS, TAXES AND PAYMENTS

13.1	Except where set forth otherwise in this Agreement, the Parties shall equally share the costs and expenses arising from drawing up, executing, subscribing and fulfilling the Agreement (including, for these purposes, both Parties’ advisors).

Any expenses, costs and taxes corresponding to the purchase and sale transaction and/or to recording the Agreement in a public deed as set forth herein shall be incurred by the parties pursuant to the legislation that applies.

13.2	Any payments that may proceed by virtue of this Agreement shall be effectuated in full without being subject to any withholdings or deductions, except as expressly set forth herein or where required by the legislation that applies, in which case such withholdings or deductions may not exceed the minimum amount that the Law requires should be withheld or deducted.

Without prejudice to the foregoing, the Parties hereby agree that any amount owed by the Buyer and/or the Seller by virtue of this Agreement may be offset with any other amount owed by the Buyer and/or the Seller, as appropriate, due to any reason whatsoever, as long as the conditions set forth in Article 1,196 of the Spanish Civil Code are met.

In the event of a failure to pay any amount required by virtue of this agreement on the due date, such amount shall accrue interest at the rate of 5% per year calculated on a daily basis for the period running from the due date of the payment in question up to the date (inclusive) of its effective payment, including before and after any court ruling that may be issued on such a matter.

Unless stated otherwise, any payments that may proceed by virtue of this Agreement shall be paid in Euros to the creditor and into the following accounts:

To the Buyer:

Banco Popular Español Calle Alcalá 26, Madrid. Current Account No. [***]

To the Seller:

Banco Sabadell

Príncipe of Vergara 125, 28002 Madrid Current Account No. [***] IBAN [***]

14	GOVERNING LAW AND ARBITRATION

14.1	Governing Law

This Agreement shall be governed by Spanish Law and shall be construed in accordance with it, excluding any regional autonomous law (derecho foral) or legal norms of conflict.

14.2	Jurisdiction

The Parties hereby waive any other jurisdictional privileges they may enjoy and expressly agree to submit any dispute or litigation that may arise regarding this Agreement to the Judges and Courts of Madrid.

15	NOTICES

Any notices or other communications that may be required or allowed under this Agreement shall be given in writing and shall be sent by registered mail or fax with acknowledgement of receipt in all cases. Any notices served outside the normal working hours of the addressee’s city shall be construed to have been served on the next Business Day in such city.

Notices shall be served to the following addresses:

To the Buyer’s attention:	Avenida of Buhaira no. 2, 41018 Seville.

To the Attention of: Mr. Luís Fernández Mateo.

To the Seller’s attention:	Calle Valgrande 6, 28108 Alcobendas (Madrid).

To the Attention of: Mr. José Ignacio del Barrio.
Notice of any changes of address shall be given by the Party in question in the manner set forth above.

16	GENERAL PROVISIONS AND OTHER AGREEMENTS

16.1	Entire Agreement

This Agreement, along with all the documents referred to herein and/or signed by the Parties from the execution of this Agreement up to Closing Date constitute the entire agreement between the Parties and shall replace any other agreements, either verbal or written, reached by the Parties concerning its purpose.

16.2	Waiver and Severability

The waiver of any of the provisions contained herein shall not be deemed to constitute nor shall it constitute a waiver of any another provision contained herein, nor shall it be taken to be a permanent waiver, unless it is set forth otherwise in writing.

Should any of the clauses of this Agreement be ruled or turn out to be either partially or fully invalid or null and void, the rest of the Agreement shall continue to be in force. The Parties shall negotiate in good faith in order to replace the clause that is invalid or null and void with a valid, legal and efficient clause that is as similar as possible to the clause that is invalid or null and void.

16.3	Public Announcements

The Parties shall consult with each other regarding any public announcements concerning this Agreement or the transactions connected with it, and they shall refrain from disclosing any information in this regard without the other Party’s prior written consent (which may not be withheld without good cause), except when such announcement is required by law, including but not limited to any legislation on listed companies that may apply.

16.4	Assignment

The Buyer may assign this Agreement and/or any rights and obligations arising from the same in favor of any member of the Buyer’s Group (as long as the assignee subrogates itself to all the Buyer’s rights and obligations arising from this Agreement before the Seller) or assign the Buyer’s rights arising from this Agreement as a guaranty for any financing granted to the Buyer or to any member of its Group.

Likewise, the Buyer may totally or partially assign the benefits arising from the Statements and Guaranties granted by the Seller to any third parties that may fully or partially acquire the Branch of Activity Transferred.

Except for the exemptions set forth in this Clause, neither this Agreement nor any of the rights or obligations arising from the same may be assigned or transferred in any other way without the other Party’s prior written consent. Any attempted assignment effectuated in breach of this Clause shall not be effective.

16.5	Amendments

This Agreement may not be amended, supplemented or altered in any way without both Parties written agreement.
IN WITNESS WHEREOF, the Parties have hereunto set their hand in the place and on the date first mentioned above.

THE SELLER	THE BUYER

Telvent Outsourcing, S.A.,	Simosa

/s/ Raúl Agüera Infante	/s/ Miguel Ángel Jiménez-Velasco Mazarío
Mr. Raúl Agüera Infante	Mr. Miguel Ángel Jiménez-Velasco Mazarío

/s/ José Ignacio del Barrio Gómez	/s/ Luis Fernández Mateo
Mr. José Ignacio del Barrio Gómez	Mr. Luis Fernández Mateo

Attachment 1 — Definitions
1. The following definitions shall apply for the purposes of this Agreement:
“Accounts” shall be construed as the Balance Sheet at Year-End of TO’s Branch of Activity Transferred closed on December 31, 2009, which shall be attached hereto as Attachment 5 on the Closing Date.
“Additional Agreements” shall be construed in keeping with the meaning given to it in Whereas Clause D.
“Agreement” shall be construed as this document, along with its Attachments and any other attached documents referring to it.
“Assets Transmit” shall be construed in keeping with the meaning given to it in Whereas Clause A.
“Associated Obligations” shall be construed as set forth in Clause 2.3. (i).
“Authorizations” shall be construed as set forth in Clause 2.2. (iii).
“Balance at Year-End” shall be construed as the balance sheet of TO’s Branch of Activity Transferred closed on December 31, 2009, which shall be attached hereto as Attachment 5 on the Closing Date.
“Branch of Activity Transferred” shall be construed as set forth in Whereas Clause A.
“Business Day” shall be construed to mean any day (except Saturdays and Sundays) on which banks are normally open in the city of Madrid for ordinary transactions.
“Business” shall be construed as set forth in Whereas Clause A.
“Buyer” shall be construed as “Simosa”.
“Closing Date” shall be construed as set forth in Clause 4.1.
“Closing” shall be construed as set forth in Clause 4.
“Damages” shall be construed to mean any loss, liability, obligation, damages, cost, expense, fine, or penalty, including reasonable court-related and out-of-court fees of attorneys and procurators, as well as reasonable defense costs, reasonable research costs or reasonable costs to contest claims, which may be deemed as emerging damages or as a loss of profits suffered by the Seller arising from any error, falsehood or inaccuracy of the Statements and Guaranties, from any Claim filed by a Third Party or from any breach by the Seller of the terms and conditions contained herein.
“Date of the Accounts:” shall be construed as December 31, 2008.
“Date of the Balance Sheet at Year-End” shall be construed as December 31, 2009.
“Debtor” shall be construed as set forth in Clause 3.
“Deed of Purchase” shall be construed as set forth in Whereas Clause D.
“Direct Claims” shall be construed as set forth in Clause 10.1.
“Domain Names” shall be construed to mean the names of Internet domains owned by TO.
“Effective Date” shall be construed to have the meaning set forth in Whereas Clause E.
“Encumbrance” shall be construed to mean any kind of encumbrance including any claims, obligations, mortgages, liens, charges, attachments, deposits, assignments as guaranties, sale commitments, options, rights of first refusal, property rights, life interest estates or any other entitlement of a nature similar to the above, as well as any temporary or definitive attachments or any other third-party interests or entitlements, or any claim that may result as a consequence of any of the above, along with any agreements or undertakings to constitute any of the above.
“Excluded Assets” shall be construed in keeping with the meaning given to it in Clause 2.3. (i).

“Execution Date” shall be construed to mean the date that appears in this Agreement’s header.
“Group” shall be construed to mean the group of companies to which the Buyer or the Seller respectively belong in the sense set forth in Article 42 of the Code of Commerce.
“Hardware” shall be construed to mean the set of computer components, computers and peripheral devices used by TO in the ordinary course of its Business.
“Industrial and Intellectual Property Rights” shall be construed to mean any trademarks, brand names, patents, inventions, industrial designs, utility models, as well as any know-how, trade secrets, technical manuals and instructions, databases, Internet domain names, computer programs or logical systems and any other information or knowledge owned in any country or jurisdiction.
“Industrial and Intellectual Property Transferred” shall be construed as set forth in Clause 2.2 (viii).
“Information Technology Systems” shall be construed to mean all the Hardware, Software and telecommunications equipment used by TO for the Business’s day-to-day management.
“Information Technology” shall be construed to mean all the technologies that allow for the transmission, storage and management of information in any format, which are owned by TO or regarding which TO has duly obtained a license of use.
“Internet Websites” shall be construed to mean any Internet websites and pages owned by TO, or under the control of and used by TO.
“Inventories” shall be construed as set forth in Clause 2.2. (ii).
“Law” shall be construed to mean the law that applies in Spain.
“Legislation Environmental” shall be construed to mean any legal provision or any prevailing legislation or proposal thereof on this date in Spain or the European Union, including directives, treaties, circulars, regulations, codes of conduct and notes of practice drawn up under them or concerning the Environment or any substance that is hazardous to human health, comfort and safety or the well-being of other living organisms.
“License” shall be construed to mean any national, regional and local permits, authorizations, licenses, concessions, assessments and certificates of a regulatory nature or of any other needed to manage the Business in the way it has been managed to date.
“Notice of Claim” shall be construed as set forth in Clause 10.1.
“Notice of Third-Party Claim” shall be construed as set forth in Clause 10.2.
“Obligations Undertaken” shall be construed as set forth in Clause 2.4.
“Party Entitled to Compensation” shall be construed as set forth in Clause 10.1.
“Party Obliged to Compensate” shall be construed to mean as set forth in Clause 10.1.
“Party(ies)” shall be construed to mean the Seller and/or the Buyer, as appropriate.
“Proceedings” shall be construed as set forth in Clause 10.2.
“Purchase Price” shall be construed as set forth in Clause 5.1.
.“Seller” shall be construed to mean “Telvent Outsourcing, S.A.”.
“Software” shall be construed to mean all computer programs and logical equipment used by TO during the ordinary course of its Business, whose rights belong to the Company or are the property of a third party whose has granted a license of use to TO.
“Statements and Guaranties” shall be construed as set forth in clause 7.
“Subrogated Employees” shall be construed as set forth in Clause 6.1

“Tax Authority” shall be construed as any tax authority or other authority having the competence to impose, manage, inspect or collect any kind of Taxes.
“Tax Return” shall be construed to mean any return, calculation, estimation, report, document, form, reimbursement application, reimbursement, complementary or explanatory attachment, or any other information or correspondence with any Tax Authority regarding Taxes.
“Tax”, “Taxes” or “Taxation” shall be construed to mean any kind of taxation, either direct or indirect, and irrespective of whether the tax falls on income, profits, turnover, gains, assets, asset values, added value, sales, goods and services, utilization, rights in rem or personal rights, capital, licenses, branches or on any others elements, including state, regional, provincial, local or municipal taxes, duties or contributions irrespective of the time and place the tax is imposed, including any deductions and withholdings on account of any Taxes as regards any tax payments that TO should make pursuant to the laws that apply; along with any penalties, fines, charges, surcharges, costs and interest connected with the same and also including taxes deemed as pending payment, as well as any taxes on profits, income or gains imputable to taxpayer of the same.
“Third-Party Claims” shall be construed as set forth in Clause 10.2.
“TIS” shall be construed to mean the company TELVENT IMPLANTACIÓN DE SISTEMAS, S.L.
“TO” shall be construed to mean “Telvent Outsourcing, S.A.”
“Transaction” shall be construed as set forth in Whereas Clause C.
“Transferred Agreements” shall be construed in keeping with the meaning given to it in Clause 3.1.
2.	For the purposes of this Agreement any express or implicit reference to a law (including any legislation of any jurisdiction) shall be construed as referring to:
(a)	such law and its subsequent amendments and extensions, as well as to its application at any time, both before and after this Agreement’s date;

(b)	any law the former may set forth as being once again in force (irrespective of whether it turns out to have been amended or not); and

(c)	any legislation that develops such law (including regulations) enacted (both before and after this Agreement’s date) under the aegis of such law, and the way such legislation developing the law may be amended, extended or applied in the way set forth in paragraph (a) above, or as a consequence of any provisions as set forth in paragraph (b) above, except in so far as any of the circumstances referred to in paragraphs (a) to (c) above happen after this Agreement’s date and give rise to an increase or change in the Seller’s liability arising from this Agreement.

3.	For the purposes of this Agreement:
(a)	any references to a person shall also include any body, company or associations of persons;

(b)	any references to an individual shall include a reference a his/her assets and his/her representatives; and

(c)	any references to a Party of this Agreement shall include a reference to the successors or assignees (immediate or of any other kind) of such Party.
4.	If a provision is qualified or is formulated by reference to the ordinary course of the business, such reference shall be construed as being made as regards the normal way a specific business is carried out in Spain.

5.	The references to the “Euro” or to “€” symbol refer to the currency introduced at the beginning of the third stage of European economic and monetary union as set forth in the Treaty establishing the European Community, as it may be amended at any time, and which is the legal tender currency in Spain.

6.	Should any discrepancy arise between the definition set forth in this attachment and the definitions set forth in any clause or attachment, the definitions set forth in such clause or attachment shall prevail for the purposes of interpreting such clause or attachment.

7.	The singular shall include the plural and the masculine shall include the feminine, and vice-versa.

8.	All accounting concepts shall be defined and construed in accordance with prevailing legislations that governs the “General Chart of Accounts” and in keeping with the model of annual accounts set forth therein.